EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made effective as defined below in Subsection 16(E) (“Agreement Effective Date”), by and between Luis Merchan (hereinafter referred to as “Merchan”), Flora Growth Management Corp. (“Flora Management”) and Flora Growth Corp. (“Flora Growth” and together with Flora Management, hereinafter referred to as “Company”). Merchan and Company are collectively referred to as the “Parties” and singularly referred to as “Party.”

RECITALS

WHEREAS, Merchan is employed by the Company as Chief Executive Officer (“CEO”) pursuant to the terms of an Employment Agreement dated as of February 28, 2022 (the “Employment Agreement”); and

WHEREAS, Merchan serves as the Chairman of the Board of Flora Growth and a director of Flora Management; and

WHEREAS, the Company has accepted Merchan’s voluntary resignation from all director and officer positions he holds with the Company and its affiliates effective April 12, 2023 (“Separation Date”); and

WHEREAS, the Parties desire to compromise, fully and finally settle, and fully release any and all actual or potential claims, known and unknown, that either of them may have against the other as of the effective date of this Agreement; and

NOW, THEREFORE, in consideration of the promises, the performance of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties to this Agreement hereby represent, warrant, consent, and agree as follows:

1. ADOPTION OF RECITALS. The Parties hereto adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Agreement.

2. SEPARATION BENEFITS.

A. Separation of Employment. The Company agrees to accept Merchan’s resignation as CEO and as a director of the Company and its affiliates effective on the Separation Date. The Company’s records and any public disclosure shall reflect that Merchan’s employment ceased as a result of his voluntary resignation.

B. Severance Pay. Provided Merchan signs and does not revoke this Agreement, as full and complete satisfaction of any and all amounts owed or that may be owed to Merchan by the Company, the Company shall deliver to Merchan the consideration set forth below.

(i) $385,000 in cash (the “Cash Payment”), representing one year of Merchan’s base salary, payable in equal monthly installments of $48,125 each, commencing on May 1, 2023, and continuing on the first business day of the month for the following seven (7) consecutive months;

(ii) $24,000 in cash, representing one year of health insurance payments (the “Health Insurance Payment”), payable on December 1, 2023; and

(iii) 1,600,000 newly issued shares of Flora Growth common shares (the “Share Payment”), which shares shall be issued no later than May 1, 2023 and which shall bear a restrictive legend under the Securities Act of 1933.

Each of the Cash Payment and the Health Insurance Payment shall be deposited into an escrow account for the benefit of Merchan and delivered to him in the manner set forth above. In the event the Company shall close a debt financing in which the Company receives gross proceeds of $5.0 million or more, then the Health Insurance Payment and any remaining installments of the Cash Payment shall be accelerated and delivered to Merchan within three (3) business days.

C. Assistance Following Separation. For a period of thirty (30) days following the Separation Date, Merchan will remain as the legal representative in Colombia and assist the Company in assuring an orderly transition for any and all matters being handled by Merchan as of the Separation Date. Merchan also agrees to make himself available at reasonable times during normal business hours, and upon reasonable notice from time to time as necessary for management transition. Merchan agrees that he will reasonably cooperate with the Company in connection with any audit, internal investigation, or defense or prosecution of any claim that may be made against or by Company, or in connection with any ongoing or future audit or investigation or dispute or claim of any kind involving Company, including any proceeding, civil or criminal, before any arbitral, administrative, judicial, legislative or other body or agency, by providing truthful, accurate and complete testimony on information that is personally known to Merchan in or in connection with any proceeding. Merchan further agrees to deliver any documents that may be reasonably necessary to carry out the provisions of this Subsection 2(C) of this Agreement.

D. Prior Agreements Between Merchan and Company. The Parties mutually acknowledge and agree that except for Sections 7 and 8 of his Employment Agreement setting forth his post-employment obligations governing confidentiality, non-compete and non-solicit obligations, and his Indemnification Agreement, which shall remain in full force and effect, any and all other prior agreements, contracts, arrangements or understandings between Merchan and Company are declared null and void with no legal effect as of the Separation Date.

E. Waiver of Attorneys’ Fees and Costs. The Parties agree that each will bear his or its own costs and fees (including all attorneys’ fees, costs, and expenses) incurred in any way with respect to the negotiation and execution of this Agreement. The Parties further agree that this Agreement shall not be interpreted so as to render either Party as a prevailing party for purposes of any statute or otherwise.

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3. CONTINUING OBLIGATIONS. By signing this Agreement, Merchan reaffirms and agrees to adhere to the terms of Sections 7 and 8 of the Employment Agreement entered into by Merchan and the Company, as well as the Company’s policies and procedures governing post-employment obligations, such as its non-disclosure and insider trading policies. Merchan also is obligated to immediately return any Confidential Information, as defined in the Employment Agreement, and/or trade secret information including, but not limited to, records, reports, budgets, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, documents, property, or reproductions of any aforementioned items belonging to the Company. The Company will avail itself of its full legal remedies if Merchan violates his on-going obligations to the Company. Furthermore, this Agreement is expressly conditioned upon Merchan’s full and continued compliance with all terms of his obligations under Sections 7 and 8 of the Employment Agreement. To the extent that the Company determines in good faith that Merchan is violating his obligations not to compete, not to solicit or not to disclose confidential and trade secret information and the Company provides notice to Merchan of Merchan’s violation, Merchan agrees that the Company, among other remedies, may instruct the escrow agent to withhold the Health Insurance Payment and any remaining Cash Payment Installments pending resolution of the claimed violation. The notice shall comply with the notice requirements set forth below in Section 21 below.

4. GENERAL RELEASE BY MERCHAN AND WAIVER OF ALL CLAIMS.

A. Definitions. For purposes of this Section 4, “Merchan” means Luis Merchan, and all persons, including, without limitation, his heirs, executors, successors, administrators, assigns, agents, and/or attorneys claiming by and through his. For purposes of this Section 4, “Released Parties” means one, all or any combination of the following: Flora Growth, Flora Management and each of their respective past and present corporations, affiliates, subsidiaries, parent companies, entities, divisions, associated companies, successors and assigns, and their past and present directors, officers, shareholders, contractors, agents, attorneys, insurers and/or employees.

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B. Release. Other than as provided for herein, Merchan unconditionally and irrevocably releases the Released Parties from all known or unknown claims, debts, liabilities, breaches of contract, compensation, stock options, claims for profits, claims for expenses, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, if any, that Merchan presently has or could have, for any event, occurrence, or omission that has occurred prior to Merchan signing this Agreement including, but not limited to, all losses, debts, liabilities, breaches, claims and causes of action based on breach of contract, accounting, misrepresentation, fraud, property damage, personal injury, disclosure of trade secrets and proprietary information, conflicts of interest, tortious interference, breach of fiduciary duties, demands, costs, loss of services, expenses, compensation, contribution, attorneys’ fees, and all compensatory, consequential, liquidated, special, and punitive damages, or any other law prohibiting discrimination, harassment, and/or retaliation based on the exercise of Merchan’s rights under any law providing whistleblower protection, providing workers’ compensation benefits, providing or protecting Merchan benefits and pension plans, regarding payment of wages or other compensation, protecting union activity, mandating leaves of absence, prohibiting discrimination based on veteran status or military service, restricting an employer’s right to terminate Merchan or otherwise regulating employment, enforcing express or implied employment contracts, concerning government contracts and compliance with same, requiring an employer to deal with Merchan fairly or in good faith, providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, negligent supervision, training, and retention, any claims of alleged fraud and/or inducement, including but not limited to alleged inducement to enter into this Agreement; any and all other tort claims, defamation, and similar or related claims, or relating to salary, commission, compensation, benefits, and other matters; all claims for attorneys' fees and costs; all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including but not limited to earnings, punitive, liquidated and compensatory damages, and employment benefits; any and all claims whatsoever against any of the Released Parties for wages, bonuses, stock options, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefit, and any and all claims whatsoever to reinstatement or future employment with Company. Merchan understands that this means that Merchan is releasing the Released Parties, and may not bring claims against them under, inter alia, (1) the Employee Retirement Income Security Act; (2) Title VII of the Civil Rights Act of 1964; (3) Sections 1981 and 1983 of the Civil Rights Act of 1866; (4) Sections 1981 through 1988 of Title 42 of the United States Code; (5) the Equal Pay Act; (6) the Worker Adjustment Retraining and Notification Act; (7) the Immigration Reform and Control Act; (8) the Americans with Disabilities Act, and Sections 503 and 504 of the Rehabilitation Act of 1973; (9) the Family and Medical Leave Act; (10) the Age Discrimination in Employment Act (“ADEA”); (11) the Older Workers Benefit Protection Act (“OWBPA”); (12) the Consolidated Omnibus Reconciliation Act; (12) the Occupational Safety and Health Act; (13) the Fair Credit Reporting Act; (14) the Florida Minimum Wage Act; (15) the Florida Civil Rights Act; (16) retaliation claims under Florida Workers’ Compensation law; (17) any foreign, federal, state and/or local whistleblower statute, regulation, ordinance or law; (18) any foreign, federal, state and/or local law, statute, regulation or ordinance prohibiting discrimination, retaliation and/or harassment or governing wage or commission payment claims; (19) all amendments to such laws; and (20) any other law prohibiting discrimination, harassment and/or retaliation based on the exercise of Merchan’s rights under any law providing whistleblower protection, providing workers’ compensation benefits, providing or protecting employee benefits and pension plans, regarding payment of wages or other compensation, protecting union activity, mandating leaves of absence, prohibiting discrimination based on veteran status or military service, restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts, concerning government contracts and compliance with same, requiring an employer to deal with employees fairly or in good faith, providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, or relating to salary, commission, bonuses, compensation, benefits, and other matters. For the avoidance of doubt, this release includes, without limitation, any and all claims related to Merchan’s employment with the Company and/or separation from the Company. This release does not include any claims by Merchan asserting a breach of this Agreement by Company. Notwithstanding any other provision herein, nothing in this Agreement is intended to limit Merchan’s right or ability to initiate or participate in any investigation or proceeding conducted by any federal, state or local agency, including the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), and/or the U.S. Securities and Exchange Commission (“SEC”). Further, in accordance with the SEC’s whistleblower regulations, nothing in this Agreement is intended to limit any communication with or disclosure of confidential information to the SEC. Merchan knowingly agrees, however, to waive any right to recover monetary damages in any suit, complaint, charge or other proceeding filed by Merchan or anyone else on Merchan’s behalf. Merchan further represents that Merchan is not aware of facts or evidence that would form the basis of a whistleblower claim against the Company.

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C. Merchan acknowledges and agrees that he has received all compensation Merchan earned while employed by Company and that no additional earned compensation is owed whatsoever. Merchan acknowledges that Company relied on the representations and promises in this Agreement and this release (described herein in Section 4) in agreeing to the Severance Pay (described above in Section 2). Merchan understands that Merchan is releasing any and all claims, known or unknown, for events and/or matters that have occurred prior to Merchan signing this Agreement that Merchan may not know about as of the date he knowingly executes this Agreement.

5. LIMITED RELEASE OF MERCHAN BY THE COMPANY. The Company unconditionally and irrevocably releases Merchan from all known or unknown claims, debts, liabilities, obligations, breaches of contract, compensation, claims for profits, claims for expenses, demands, damages, actions, causes of action, or suits, if any, that the Company presently has or could have, for any event, occurrence, or omission that has occurred prior to the Company signing this Agreement., except that this Limited Release expressly excludes any claims against Merchan arising from a violation of law, regulations, or rules of professional conduct. The Company acknowledges that Merchan relied on the representations and promises in this Agreement and this release (described herein in Section 5) in agreeing to his general release of claims against the Company (described above in Section 2). The Company understands that it is releasing claims for events that have occurred prior to the Company’s signing this Agreement that the Company may not know about as of the date it executes this Agreement. This release does not waive or release Merchan from any obligation he has to the Company under this Agreement.

6. FORFEITURE OF PRIOR EQUITY AWARDS. Merchan expressly understands and expressly agrees that by virtue of his resignation and his acceptance of the consideration set forth in Section 2 of this Agreement, all prior stock options and all awards of Restricted Stock previously granted to Merchan shall be forfeited on the Separation Date and shall be deemed null and void.

7. MUTUAL NON-DISPARAGEMENT.

A. Merchan further agrees that he will not, except as required by law, engage in any conduct or make any statement which is in any way critical of, or disparaging to, or otherwise derogatory about the Company or any of its services, business affairs or financial condition, or any of the Company’s directors, officers, employees, agents or representatives. Merchan understands and agrees that his commitment not to defame, disparage, or impugn the Company’s reputation constitutes a willing and voluntary waiver of his rights under the First Amendment of the United States Constitution and other laws.

B. The Company agrees that senior Company executives, members of the board of directors, and officers, will not, except as required by law, engage in any conduct or make any statement which is in any way critical of, or disparaging to, or otherwise derogatory about Merchan. To the extent anyone contacts the Company for a reference for Merchan, the Company shall simply confirm Merchan’s dates of employment and position.

8. ACKNOWLEDGEMENT OF CONSIDERATION. The Parties hereto each acknowledge and agree that the Severance Pay (Section 2 above) and Releases (Sections 4 and 5 above), and mutual covenants and promises that are set forth in this Agreement are being exchanged for each of the Parties executing this Agreement, and that, but for the agreements made hereunder, they have no entitlement to the consideration exchanged pursuant to this Agreement.

9. KNOWING AND VOLUNTARY WAIVER. The Parties hereto each acknowledge and agree that the waiver of Merchan’s claims is knowing and voluntary and that this waiver is a part of this Agreement, which has been written in a manner calculated to be, and which is, understood by each of the Parties.

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10. NON-ADMISSION. Nothing in this Agreement, including the Severance Pay set forth in Section 2, is to be construed as an admission of wrongdoing or of any liability by any of the Parties. Merchan acknowledges and agrees that this Agreement represents a settlement and compromise reached between the Parties. The execution of this Agreement shall not be deemed, construed, or interpreted, in any way, to be an admission by Company regarding liability, damages, or the validity of any claim or defense, which Merchan has asserted or may assert. If this Agreement is not fully and finally consummated by its valid and binding execution date, then no statements contained herein shall be used for any purpose whatsoever against any of the Parties.

11. COOPERATION. The Parties agree to execute and deliver any and all documents that may be necessary to effectuate the terms agreed to herein.

12. PLAIN MEANING AND HEADERS. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not for or against the drafter’s rights hereunder. The headers describing the contents of the provisions are simply for identification purposes and shall not be construed as a substantive part of the provision.

13. AGREEMENT THE PRODUCT OF NEGOTIATION. This Agreement is the product of negotiation between the Parties. In the event of a dispute concerning the interpretation of this Agreement or of any of its terms or provisions, this Agreement shall be deemed to have been drafted jointly by the Parties and shall not be more strictly construed against any of the Parties.

14. WAIVER. No waiver of a breach of any provision of this Agreement shall constitute a waiver of a breach of any other provision of this Agreement or of a prior or subsequent breach of the same provision. No extension of time of performance of an act or obligation under this Agreement shall constitute an extension of time of performance of any other act or obligation.

15. NO ASSIGNMENT. The Parties represent and warrant that no person other than the signatories hereto had or has any interest in the matters referred to in this Agreement, that the Parties have the sole right and exclusive authority to execute this Agreement, and that the Parties have not sold, assigned, transferred, conveyed, or otherwise disposed of any claim, demand or legal right that is the subject of this Agreement.

16. THE OLDER WORKERS BENEFIT PROTECTION ACT AND THE RIGHT TO CONSIDER AND REVOKE.

A. Merchan has up to twenty-one (21) days from the date of receipt of this Agreement to accept its terms. Merchan acknowledges and agrees that he has had the opportunity to consult with his attorney about this Agreement prior to any decision on his part to execute this Agreement.

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B. Merchan is advised, pursuant to the Older Workers Benefit Protection Act (“OWBPA”), that by signing this Agreement he is specifically waiving any claims he might have which have accrued prior to the execution date of this Agreement under the Age Discrimination in Employment Act of 1967 (“ADEA”) and all amendments thereto. Merchan acknowledges, represents, and agrees that this Agreement shall result in a waiver and release of any rights Merchan has under the ADEA, and acknowledges, represents and agrees that he understands his rights under the OWBPA, including but not limited to, his right to consider this Agreement for a period of twenty-one (21) days after his receipt of this Agreement.

C. Merchan, by releasing any such claims under the ADEA, in addition to the other claims set forth in this Agreement, acknowledges that he so releases and waives these claims in exchange for the valuable consideration referred to in Section 2 above.

D. After the date of Merchan’s execution of this Agreement, Merchan has an additional seven (7) days in which to revoke his acceptance. This Agreement shall not become effective or enforceable against The Company until it has been fully executed by Merchan and returned to the Company, Attention Matthew Cohen, General Counsel, at the address noted in Section 21 below. Furthermore, this Agreement shall not become effective or enforceable against the Company unless it remains unrevoked by Merchan within the additional seven (7) day revocation period. To revoke, Merchan must deliver to Matthew Cohen, at the address set forth in Section 21 below, a written statement of revocation prior to 5:00 p.m. on the seventh day following Merchan’s execution of this Agreement.

E. If Merchan does not revoke this Agreement, the eighth day after the date of Merchan’s written acceptance will be the “Agreement Effective Date.” If Merchan revokes his written acceptance of this Agreement within the seven day period specified above, Merchan shall not receive the benefit of this Agreement, which will not become effective or enforceable until the revocation period has expired.

17. OPPORTUNITY TO CONSULT WITH COUNSEL. The Parties hereby represent and acknowledge that they have been provided with the opportunity to discuss and review the terms of this Agreement with their respective attorneys before signing it and that they are knowingly, freely and voluntarily signing this document in exchange for the benefits provided herein. The Parties further represent and acknowledge that they have been provided a reasonable period of time within which to review the terms of this Agreement. If any fact with respect to which this Agreement is executed is found hereafter to be other than, or different from, the facts now believed by Merchan to be true, Merchan expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement shall be and remain effective notwithstanding such difference in fact.

18. ENTIRE AGREEMENT. This Agreement is the entire agreement between Merchan and Company relating to the subject matter of this Agreement, and fully supersedes any and all prior agreements and understandings, both written and oral, between any of the Parties. The Parties acknowledge that no one has made any representations or promises to them, other than those contained in or referred to in this Agreement, and that they are not relying on any representations or promises not set forth herein in executing this Agreement. This Agreement and this provision, however, do not alter, waive, or release (i) Merchan from any on-going, post-employment obligations to Company as set forth in Sections 7 and 8 of the Employment Agreement between Company and Merchan and (ii) the Company from any on-going obligations to Merchan under the Indemnification Agreement.

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19. MODIFICATION OR AMENDMENT. No amendment, change, or modification of this Agreement, or waiver of any provision of this Agreement, shall be valid unless it is in writing, signed by each of the Parties or by his or its respective successors and/or assigns. The Parties agree not to make any claim at any time or place that this Agreement has been orally modified in any respect whatsoever.

20. SEVERABILITY. If any provision or part of a provision of this Agreement (except any provision or part of a provision contained in Sections 2 and 4 of this Agreement) shall be determined to be void or unenforceable by a court of law, administrative agency or tribunal of competent jurisdiction, the remainder of the Agreement shall remain valid and enforceable by any Party, and all other valid provisions of the Agreement shall survive and continue to bind the Parties. If, however, any provision or part of a provision contained in Sections 2 and/or 4 of this Agreement shall be determined to be void or unenforceable by a court of law, administrative agency or tribunal of competent jurisdiction, the entire Agreement shall be unenforceable, as each Party recognizes and acknowledges that the duties, rights and obligations set forth in Sections 2 and 4 of this Agreement are essential to the Agreement.

21. NOTICE. Notice shall be addressed to the Parties at the address and email listed below and sent by both (a) e-mail and (b) by a nationally recognized overnight courier for next day morning delivery, in which case notice shall be deemed delivered one (1) business day after the facsimile has been sent and one (1) business day after deposit with such overnight courier. The addresses below may be changed by written notice to the other each of the Parties; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

If to the Company:	Flora Growth Corp.
3406 SW 26th Terrace, Suite C-1
Fort Lauderdale, FL 33312
Attn: Matthew Cohen

If to Merchan:	Luis Merchan
Address on File

22. COUNTERPARTS. This Agreement may be executed by email via scanned PDF and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement.

23. EXECUTION OF AGREEMENT. The Parties to this Agreement each acknowledge and agree that in deciding to execute this Agreement: (a) the Parties relied entirely on their own judgment and that of any legal counsel; (b) no facts, evidence, event or transaction currently unknown to the Parties, but which may hereinafter become known, shall affect in any way or manner the final, unconditional nature of this Agreement; (c) the execution of this Agreement is a completely knowing and voluntary act; (d) the Parties understand the terms of this Agreement; (e) the Parties have been advised to consult with legal counsel and have been provided with time to consult with legal counsel prior to the execution of this Agreement; (f) all promises made to the Parties in connection with this Agreement or as inducement to sign same expressly are set forth in full in the other Sections of this Agreement.

24. ENFORCEMENT, GOVERNING LAW AND JURISDICTION. The Parties hereby consent to personal jurisdiction and exclusive venue in the United States District Court for the Southern District of Florida, if such Court can exercise jurisdiction over the matter for any action brought by the Company or Merchan arising out of or in connection with this Agreement. In the event the foregoing Court lacks jurisdiction, Merchan consents to personal jurisdiction and exclusive venue in the Circuit Court in Broward County, Florida. For purposes of this Section 23, the term Merchan includes any business entity owned or controlled by Luis Merchan. In any such action to enforce the terms of this Agreement, the prevailing party shall be entitled to their damages, including, but not limited to their reasonable attorneys’ fees and costs as a result of such enforcement proceedings.

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IN WITNESS WHEREOF, the Parties hereto have knowingly and voluntarily executed this Agreement on April 12, 2023.

FLORA GROWTH MANAGEMENT CORP.

By:	/s/ Matthew Cohen

Name:	Matthew Cohen

Title:	General Counsel

FLORA GROWTH CORP.

By:	/s/ Matthew Cohen

Name:	Matthew Cohen

Title:	General Counsel

/s/ Luis Merchan

LUIS MERCHAN

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